EXHIBIT 10.8

[ACCO WORLD Logo]	ACCO WORLD CORPORATION
300 Tower Parkway
Lincolnshire, IL 60069-3640
Tel 847.541.9500
Fax 847.478.0068

September 8, 1999

TO:	Neal Fenwick

FROM:	Simon Nash

Cc:	Bruce Gescheider, Jo Ann Hirsimaki

SUBJECT:	Details of Employment Offer

Neal,

We are pleased to confirm our offer to you of an international secondment to ACCO World as Vice President, Finance and Administration reporting to Bruce Gescheider, effective on or around October 18, 1999. The initial period of this assignment will be for four years, subject to review thereafter.

This position involves relocation to the United States. Your place of work will be Lincolnshire, Illinois. Your previous employment with ACCO Europe, which commenced on October 1, 1984, will be treated as unbroken service with this employment.

Following are the provisions of our offer:

Base Salary – In recognition of the increased responsibility level of your new role, your base salary will be $8,333.33 paid semi-monthly, which equates to $200,000 annually (before deduction of your UK pension contribution). Your base salary will be reviewed effective April 1, 2000, and each April 1st thereafter.

Leadership Incentive Plan – You will participate in the ACCO World Leadership Incentive Plan at a targeted level of 40% of annual base salary which will be payable for achievement of results. For 1999, your incentive will be prorated based on the ACCO Europe targets that have been agreed for the portion of the year you spent in the UK plus the ACCO World targets agreed for the remainder of the year.

ACCO World LTIP – You will continue to participate in the ACCO World Long Term Incentive Plan, however, pay-out (if any) for all current plans will be prorated between previously offered units and 150 units effective October 18, 1999. Your units will be increased to 150 for the 2000 - 2002 plan, and allocation will be dependent upon performance for future three-year plans.

Fortune Brands Long Term Incentive (Stock Options) – You will continue to be eligible for grants of Fortune Brands, Inc. Stock Options. Based upon the current method of allocation we expect your future allocation of options to be in the range of 7,000 to 10,000.

Benefits -

Welfare Plans - You will be eligible to participate immediately in U.S./Lincolnshire based welfare benefits, including medical, dental, life insurance, and short term disability. Full plan descriptions will be available upon your arrival.

Qualified Plans - During your assignment, you will be excluded from participation in ACCO’s U.S. tax qualified retirement plans, including pension, 401(k), and profit sharing. Your coverage under the ACCO Europe Pension and Life Assurance Scheme will continue uninterrupted while you are seconded to the U.S. Your notional salary will begin as £127,800 plus actual paid MIP. This notional salary is based on market information for your new job size from the UK Hay Board Room Survey for Foreign Owned Companies. We will continue to benchmark your notional salary each year from this executive level survey.

Executive Benefits - You will participate immediately in the ACCO World Executive Benefits program which provides the following:

•	Executive Life Insurance – A variable life insurance product that provides a death benefit of one times your base salary plus your targeted short term incentive. Several voluntary options are also available through this product, which will be explained to you by a licensed broker when you arrive.

•	Executive Long Term Disability – This program provides a tax-free monthly disability benefit equal to 60% of your monthly base salary plus 1/12 of your targeted incentive, in the event you become totally and permanently disabled from performing your job duties.

•	Executive Auto Policy – This program provides a three year interest free loan with which to purchase an automobile.

•	Executive Vacation Policy – This program will allow you to bank up to 10 days per year of unused vacation for pay-out at a later date. (Vacation entitlement – Due to your previous service with ACCO, you will be entitled to 5 weeks paid annual leave plus normal statutory and personal days.)

•	Executive Tax Preparation Reimbursement – Since your tax preparation will be handled by Price Waterhouse Coopers, in lieu of this program, you will be reimbursed up to $2,500 for estate planning and will preparation by the attorney of your choice.

Tax Consultants – Price Waterhouse Coopers will coordinate your personal tax issues arising from your relocation to U.S. and your annual tax return preparation thereafter. Your contact in the U.S. will be Mr. Jim Muth at 973-236-4228. Your contact in the UK will be Mr. Richard Wallace at 0171 804 1975. Please make an appointment to discuss your personal tax situation with Mr. Wallace prior to your move from the UK.

Relocation Provisions – You will be provided with the standard relocation program which covers fees associated with home sale and purchase, solicitor fees, up to three points on mortgage, temporary living expenses, shipment of household goods (including antiques, wine collection and birds, as discussed), and temporary storage of household goods if necessary. Please note that temporary living expenses will be extended beyond 60 days in the event you are unable to close on a home in the U.S. in this timeframe.

You and your family will also be provided one trip home per each twelve months (business class fare). ACCO asks, however, that you schedule a portion of your home leave around a business trip, if possible.

In addition, the following one-time payments will apply:

Mobility Premium - You will receive a Mobility Premium equal to 10% of your base salary upon arrival in the U.S. This will be paid in one lump sum and is subject to taxation.

Relocation Allowance - You will receive a lump sum payment equal to $20,000 (grossed up for taxes).

Spousal Assistance - You will receive a lump sum payment equal to $2,500 to compensate for Tina’s temporary disruption in employment.

Vehicle Disposal - You will receive reimbursement of up to $2,500 for the difference between the “book value” and forced sale price of your personal vehicle. In order to receive payment, please furnish a copy of receipt of sale and the “book value” documentation.

Electrical Allowance - We will reimburse up to $2,500 for the expense associated with electrical replacement or conversion of your appliances. In order to receive reimbursement, please furnish receipts.

Educational Assistance - During your initial four years, ACCO will support the cost of annual tuition for Jennifer and Lawrence at the Lake Forest Country Day School. Invoicing for this expense should be coordinated through Jo Ann. This expense will be grossed up (if necessary) to cover any personal tax liability.

In addition, in the event the transaction of the sale of your home has not been completed in time for you to close on your home purchase in Illinois, ACCO will provide an interest free bridge loan up to the amount of equity in your current home and meet your short term duplicate UK mortgage interest cost. If this becomes necessary, we will need to be provided with documentation detailing the equity portion. Should your transaction fail to close before you move to the U.S. you may take advantage of the Rowan home purchase program being offered to relocating ACCO Europe teammates.

Cultural Training – Prior to taking up your assignment you will be provided with a cultural training seminar to help prepare you for living and doing business in the U.S.

Notice Period – Although the terms of your UK employment contract will not apply to your employment in the U.S., the notice period contained in your current contract both to and from ACCO shall be deemed to apply for up to four years from your U.S. start date.

Change in Control – If, following this event, your employment is terminated during your initial assignment period (4 years) or within twelve months of Change in Control date, whichever is later, you will be eligible for a minimum severance benefit equal to twelve months worth of base salary, paid in one lump sum. (Please note that this particular benefit is non-inclusive of your notice period referenced above). This change of control provision will apply to a change in control of either ACCO or Fortune Brands Inc.

Repatriation – If your employment is terminated by ACCO during the initial period of this assignment, you and your family will be repatriated at ACCO’s expense (effectively the reverse of the relocation process except that the educational assistance will not apply).

If due to personal circumstances you resign during your secondment, ACCO will repatriate you and your family as described above subject to the following:

-	You complete a reasonable period of notice to enable replacement of you position.

-	You accept and understand that if there is no suitable alternative position in the U.K. that this will bring your employment with ACCO to an end and there will be no compensation or termination payments due from the company.

-	Relocation cost repayment will apply as described below.

Relocation cost repayment

If within the first 24 months of your secondment you decide to leave ACCO and take up employment with a non Fortune Brands company or if you return to the U.K. permanently at your request during the first 24 Months of your secondment, you will be required to refund the following amounts of your relocation expenses to ACCO:

Month 1-12	100%
Month 13-18	75%
Month 19-24	50%
Month 25+	0%

Refundable relocation expenses include all costs paid by the Company except Rowan fees (if used), funding costs (bridging loan) and relocation allowance.

Neal, we are looking forward to your joining the ACCO World staff in Lincolnshire and are confident you will be able to make an immediate positive impact.

Please indicate your acceptance of the terms of this memo by signing below.

Regards,

/s/ Simon Nash

/s/ Neal V. Fenwick

Signature: Neal V. Fenwick